Exhibit 2.2

DATED 2 July 2014

The Party named in the Schedule

Thoratec Switzerland Gmbh

Thoratec Corporation

SHARE PURCHASE AGREEMENT

McCann FitzGerald

Solicitors

Riverside One

Sir John Rogerson’s Quay

Dublin 2

THIS AGREEMENT is made on 2 July 2014

BETWEEN

(1)                                 THE PARTY NAMED IN THE SCHEDULE (hereinafter referred to as the “Seller”);

(2)                                 THORATEC SWITZERLAND GMBH, a Swiss corporation (the “Buyer”); and

(3)                                 THORATEC CORPORATION (solely for the purposes set forth in clause 7), a California corporation (the “Buyer Guarantor”).

RECITALS:

(A)                               Apica Cardiovascular Limited (the “Company”) is a private limited company incorporated in Ireland under the Companies Acts 1963 to 2013 on 22 October 2010 under number 490553 and having an authorised share capital of €200,000 divided into 10,000,000 Series A Shares of €0.01 each and 10,000,000 Ordinary Shares of €0.01 each.

(B)                               The Seller is the legal and beneficial owner of 26,280 Series A Shares in the capital of the Company (the “Sale Shares”).

(C)                               The Seller has agreed to sell and the Buyer has agreed to purchase the Sale Shares (as hereinafter defined) upon and subject to the terms of this Agreement.

(D)                               The Buyer Guarantor has joined in this Agreement to guarantee to the Seller the due performance by the Buyer of its obligations hereunder on the terms set out in clause 7.

NOW IT IS AGREED that in consideration for the of the mutual covenants, conditions, agreements, warranties and payments hereinafter set forth or provided for and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties hereto,  as follows:

1.                                      Definitions

In this Agreement unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person;

“Ancillary Agreements” has the meaning given in the EPA;

“Applicable Percentage” means 3.57%”

“Applicable Law” means, with respect to any Person, any transnational, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“Business Day” means a day in Ireland on which banks are generally open for business in Ireland other than a Saturday or Sunday or public holiday in Ireland;

“Companies” means the Company and each of its Subsidiaries;

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, guarantee, license, commitment, obligation or other arrangement, whether written or oral, including any of the foregoing that has been terminated or has expired and has ongoing obligations or under which any liabilities of any kind may exist;

“Closing” has the meaning given to it in clause 4.1;

“Closing Date” means the date for closing specified in clause 4.1;

“Closing Payment Amount” has the meaning given in the EPA;

“Closing Statement” has the meaning given in the EPA;

“Closing Working Capital” has the meaning given in the EPA;

“Consideration” means the consideration for the sale and purchase of the Sale Shares set out in clause 2.3;

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, that, in no event shall Damages include any amounts that are special or punitive in nature (except to the extent such amounts are alleged or otherwise asserted by any third party in respect of a third-party claim): provided, further, that “Damages” shall not, in any event, be calculated based solely on a multiple of earnings or other financial metric used to value the Companies and/or the Business;

“Deferred Payment Amount” means an amount equal to the Appropriate Percentage of the sum calculated in accordance with the following formula

X minus Y where

X equals US$5 million plus the aggregate of all further amounts paid into the Escrow Account by the Buyer as provided for under and in accordance with the EPA;

Y equals the aggregate of all sums paid to Buyer from the Escrow Account as provided for under and in accordance with the EPA;

“EI Closing Payment Amount” means the Applicable Percentage of the Closing Payment Amount;

“Encumbrance” includes any adverse claim or right or third party right or interest; any equity; any option or right of pre-emption or right to acquire or restrict; any mortgage, charge, assignment, hypothecation, pledge, lien or security interest or arrangement of whatsoever nature; any reservation of title; any hire purchase, lease or instalment purchase agreement and any other encumbrance, priority or security interest or similar arrangement of whatever nature;

“EPA” means the equity purchase agreement to be entered into on or about the date hereof between the majority of shareholders of the Company as at that date and the Buyer relating to the sale and purchase of the majority of the entire issued share capital of the Company;

“EPA Closing” means the closing of the EPA in accordance with its terms;

“Equity Interest” has the meaning given in the EPA;

“Estimated Closing Working Capital” has the meaning given in the EPA;

“Escrow Account” has the meaning given in the EPA;

“Exchange Act” has the meaning given in the EPA;

“General Escrow Period” has the meaning given in the EPA;

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, municipal, or local governmental authority, department, court or judicial authority or arbitration tribunal, agency or official, including any political subdivision thereof; or any transnational, domestic or foreign federal, state, provincial, municipal, or local regulatory or administrative body, board, commission, or any Person lawfully empowered by any of the foregoing to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Applicable Law, any notified body, any regulatory authority and any non-governmental self-regulatory organization;

“Group” means the Company and its Subsidiaries and “Group Company” means any one of them;

“Knowledge” has the meaning given in the EPA;

“Liability” means means any liability, debt, obligation, deficiency, tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted;

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of repurchase, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

“Milestone Event” has the meaning given in the EPA;

“Milestone Payment” has the meaning given in the EPA;

“Paying Agent” means the Paying Agent party to the Paying Agent Agreement;

“Paying Agent Agreement” means that certain Paying Agent Agreement, dated as of the date hereof, by and among Buyer, Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation, substantially in the form of Exhibit A attached hereto;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization;

“Proceeding” means an action, suit, investigation, claim, arbitration, inquiry, review or proceeding by or before any Governmental Authority;

“Securities Act” has the meaning given in the EPA;

“Series A Shares” means the Series A Shares of €0.01 each in the capital of the Company;

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person;

“Total Consideration” means the aggregate amount of consideration payable by the Buyer to the Seller for the Sale Shares.

2.                                      Purchase and Sale

2.1                               Subject to the terms and conditions of this Agreement, at Closing (as defined in Clause 4.1) the Seller shall sell the legal title to and beneficial interest in the Sale Shares and the Buyer shall buy the legal title to and beneficial interest in the Sale Shares with effect from Closing free from all Encumbrances and with the right to all dividends or other distributions of whatever nature declared, paid or made at or after Closing.

2.2                               The Seller waives all rights of pre-emption, first refusal, participation or similar rights over any of the shares in the capital of the Company arising in relation to the sale and/or transfer to the Buyer pursuant to the EPA or otherwise, or any other rights and restrictions (including special voting rights) conferred on it which may exist in relation to the transfer of the Sale Shares or any other shares in the capital of the Company or otherwise in connection with the matters contemplated by this Agreement, whether conferred by the Articles or in any other way.

2.3                               In consideration of the sale of the Sale Shares, the Buyer shall:

(a)                                 at the Closing (as defined in Clause 4.1), deliver to the Paying Agent by wire transfer of immediately available funds to such account as is designated by the Paying Agent an amount which shall include the EI Closing Payment Amount and shall procure that the Paying Agent shall pay the EI Closing Payment Amount to the Seller by wire transfer of immediately available funds to such account as is designated by the Seller in writing at least three Business Days prior to the Closing Date; and

(b)                                 if a Milestone Payment becomes due and payable in accordance with the terms of the EPA, deposit the Seller’s Applicable Percentage of such Milestone Payment with the Paying Agent for distribution to the Seller and shall procure that the Paying Agent shall pay by wire transfer of immediately available funds to such account as is designated by the Seller in writing within 20 Business Days after achievement of a Milestone Event; and

(c)                                  if within 10 Business Days after the Closing Statement becomes final and binding upon the parties, the amount of the Closing Working Capital as reflected on the final Closing Statement is greater that the Estimated Closing Working Capital, the Buyer shall deposit the Seller’s Applicable Percentage of the amount of such difference with the Paying Agent  for distribution to the Seller and shall procure that the Paying Agent shall pay by wire transfer of immediately available funds to such account as is designated by the Seller in writing; and

(d)                                 on the release of all funds in the Escrow Account upon the later of the expiry of the Claims Matter Escrow Period or the General Escrow Period, procure that the Deferred Payment Amount is delivered to the Paying Agent for distribution and shall procure that the Paying Agent shall pay to the Seller by wire transfer of immediately available funds to such account as is designated by the Seller in writing.

2.4                               Notwithstanding any other provision of this Agreement, each of the Seller and the Buyer shall not be obliged to complete the sale and purchase of any of the Sale Shares unless

(a)                                 the sale and purchase of all of the Sale Shares is completed simultaneously

(b)                                 the sale and purchase provided for in the EPA are completed in accordance with its terms.

3.                                      Condition to Closing

3.1                               Subject to Clause 3.2, Closing of the sale and purchase of the Sale Shares shall not occur until the conditions set forth in the EPA shall have been fulfilled or waived in accordance with the terms thereof.

3.2                               If Closing shall not have occurred because the condition in Clause 3.1 has not been satisfied on or prior to any termination of the EPA in accordance with its terms this Agreement shall thereupon lapse.

3.3                               In the event of this Agreement lapsing pursuant to Clause 3.2:

(a)                                 the accrued rights and obligations of the parties up to the time of the lapse of this Agreement shall not be affected by such lapse; and

(b)                                 the provisions of Clause 6 (Costs ), Clause 9 (Communications), Clause 11.1 (Entire Agreement) and Clause 11.8 (Confidentiality) shall continue to apply.

4.                                      Closing

4.1                               Subject to the satisfaction or waiver of the conditions contained in Clause 3, the closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with EPA Closing in accordance with the provisions of the EPA. The date of the Closing is herein referred to as the “Closing Date”.

4.2                               At Closing the Seller shall deliver to the Buyer:

(a)                                 a duly executed transfer in favour of the Buyer or its nominee in respect of the Sale Shares together with all share certificates in respect thereof or in the case of any lost share certificate an indemnity in lieu thereof in terms satisfactory to the Buyer; and/or

(b)                                 such waivers or consents as the Buyer may require to enable the Buyer or its nominees to be registered as holders of the Sale Shares.

4.3                               At Closing (or such other relevant time) the Buyer shall pay to the Seller the Consideration in the manner set out in clause 2.3(a)

4.4                               Following Closing and pending registration of the Buyer or its nominees as the registered holder of the Sale Shares the Seller declares that so long as it or any nominee remains the registered owner of any of the Sale Shares it will stand and be possessed of same and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of or in connection therewith in trust for the Buyer.  To give full effect to the provision of this clause 4.4 the Seller shall if requested at any time on Closing or after, but in any event for no longer than three (3) months from the Closing Date, give to the Buyer an irrevocable proxy entitling the Buyer to exercise all rights in relation to the Sale Shares which a registered owner thereof can exercise.

5.                                      Representations and Warranties of the Seller

5.1                               The Seller represents and warrants to Buyer that the statements contained in this clause 5 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

(a)                                 Authorization.  The Seller has full power, authority and legal capacity and has taken all action necessary to enter into this Agreement and the other Ancillary Agreements to which such Seller is a party and to perform its obligations hereunder and thereunder.  This Agreement and the other Ancillary Agreements to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

(b)                                 Noncontravention.  Neither the execution and the delivery of this Agreement and the other Ancillary Agreements to which the Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Sale Shares, or (f) require any authorization, consent, approval, execution or other action by or notice to or declaration to, or filing with any Governmental Authority, under the provisions of (i) any Contract to which the Seller is bound or affected, (ii) any judgment, order or decree to which the Seller is subject, or (iii) any law, statute, rule or regulation to which the Seller is subject.

(c)                                  Equity Interests.  The Seller is the sole legal and beneficial owner of the Sale Shares, and at the Closing such Seller will transfer to Buyer good and marketable title to the Sale Shares free and clear of any Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights.  The Seller is not a party to any option, warrant, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity interests of the Company or any of its Subsidiaries (other than this Agreement).  The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of the Company or any of its Subsidiaries.

5.2                               Other than in respect of fraud or wilful misconduct by the Seller, the Seller’s aggregate monetary liability for any and all breaches of any of the warranties in Clause 5.1 (the “Warranties” and each a “Warranty”) shall not exceed an amount equal to the Total Consideration actually received by the Seller.

5.3                               No information of which the Buyer or its agents or advisers has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer prevents any claim made by the Buyer under the Warranties or operates to reduce any liability of the Seller or the amount recoverable by the Buyer from the Seller.  The Seller shall not invoke the knowledge of the Buyer or its agents or advisers (actual or constructive) of a fact or circumstance which might make a Warranty untrue, incomplete, inaccurate or misleading as a defence to a claim for breach of this clause 5.

5.4                               The Seller shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or any other Person in connection with any obligation or any other liability to which it may become subject under or in connection with this Agreement (unless Buyer shall have consented thereto).

5.5                               The Buyer shall not be entitled to recover twice under any of the Warranties, in respect of the same subject matter or to recover more than once in respect of the same subject matter under two or more separate Warranties.

5.6                               Nothing in this Agreement shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.

5.7                               The liability of the Seller in respect of the Warranties shall expire in accordance with the applicable statute of limitations.

6.                                      Representations and Warranties of Buyer and Buyer Guarantor

6.1                               Buyer represents and warrants to Seller that the statements contained in this Clause 6.1 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

(a)                                 Organization and Power.  Buyer is duly organized, validly existing and in good standing under the laws of Switzerland, with full power and authority to enter into this Agreement and the other Ancillary Agreements to which Buyer is a party and perform its obligations hereunder and thereunder.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Ancillary Agreements to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

(c)                                  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

(d)                                 Noncontravention.  Buyer is not subject or party to any Applicable Law, or rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Ancillary Agreements to which Buyer is a party.

(e)                                  Litigation.  There is no Proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(f)                                   Purchase for Investment.  Buyer is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Law, including

United States federal securities laws.  Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

(g)                                 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

6.2                               Buyer Guarantor represents and warrants to Seller that the statements contained in this Clause 6.2 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

(a)                                 Organization and Power.  Buyer Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Ancillary Agreements to which Buyer Guarantor is a party and perform its obligations hereunder and thereunder.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Buyer Guarantor is a party (if any) have been duly and validly authorized by all requisite corporate action on the part of Buyer Guarantor and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Ancillary Agreements to which Buyer Guarantor is a party shall when executed constitute, a valid and binding obligation of Buyer Guarantor enforceable in accordance with their terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

(c)                                  Governmental Authorization.  The execution, delivery and performance by Buyer Guarantor of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

(d)                                 Noncontravention.  Buyer Guarantor is not subject or party to any Applicable Law, or rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Ancillary Agreements to which Buyer Guarantor is a party.

(e)                                  Litigation.  There is no Proceeding pending against, or to the Knowledge of Buyer Guarantor threatened against or affecting, Buyer Guarantor before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Buyer Guarantor’s obligations hereunder.

7.                                      Guarantee of Payment

7.1                               The Buyer Guarantor hereby guarantees that, in the event the Buyer is unwilling or otherwise unable to fulfil or satisfy any of its covenants or obligations pursuant to and in accordance with the terms of this Agreement (including the making of any payments required by clause 2 hereof), the Buyer Guarantor shall on demand fulfil or satisfy each such covenant and obligation (including the making of any payment required by clause 2 hereof).

7.2                               The guarantee in clause 7.1 is a continuing guarantee and shall extend to the ultimate balance of sums payable by Buyer under this agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of the obligations of Buyer Guarantor under this clause 7 (without limitation and whether or not known to it or the Seller).

7.3                               As an independent and primary obligation, Buyer Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified Seller from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Seller arising from failure of the Buyer to comply with any of its obligations, or discharge any of its liabilities, under this agreement or through any of the guaranteed obligations becoming unenforceable, invalid or illegal (on any grounds whether known to it or the Seller or not).

7.4                               All sums payable by the Buyer Guarantor hereunder shall be made in full and in the same currency as the relative payments were due to be made by Buyer free of any present or future taxes levies imposts duties charges fees or withholdings and without set-off or counterclaim or any restriction condition or deduction whatsoever.  If Buyer Guarantor is compelled by law to make any deduction or withholding Buyer Guarantor will promptly pay such additional amount as would result in the net amount received by Seller being equal to the full amount which would have been receivable had there been no deduction or withholding and Buyer Guarantor shall indemnify Seller against any losses or costs incurred by it by reason of any failure of Buyer Guarantor to make any such deduction or withholding.

8.                                      Costs

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.                                      Communications

9.1                               Notices or other communications given pursuant to this Agreement shall be in writing and shall be sufficiently given:

(a)                                 if delivered by hand or sent by post to the address and for the attention of the person set forth in this clause of the party to which the notice or communication is being given or to such other address and for the attention of such other person as such party shall communicate to the party giving the notice or communication; or

(b)                                 if sent by email to the email address specified in Clause 9.4 of the party to which it is being sent or to such other email address as such party shall communicate to the party giving the Notice.

9.2                               Any notice, or communication, given or sent by post under this clause, shall be sent by registered post.

9.3                               Every notice or communication given in accordance with this clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed Received

Delivery by hand:	the day of delivery;

Post:	3 Business Days after posting; and

Email:	at the time of the sending of the email.

Provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 a.m. to 5 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

9.4                               The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to clause 9.5 are:

Name of Party	Contact Details

The Seller	As specified in the Schedule Attention: Manager, Equity Department Email: equitydept@enterprise-ireland.com

The Buyer

Thoratec Corporation

6035 Stoneridge Drive

Pleasanton, California 94588

Attention: David Lehman, Senior Vice President & General Counsel

Email: David.Lehman@thoratec.com

With a copy (which shall not constitute notice to the Buyer) to:

Cooley LLP

101 California Street

San Francisco, California 94111

Attention: Craig Jacoby

Jamie K. Leigh

Email:        cjacoby@cooley.com

jleigh@cooley.com

Guarantor	As above

9.5                               A party shall notify the other of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 9.4.  Such notification shall only be effective on:

(a)                                 the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

10.                               Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.  Notwithstanding the immediately preceding sentence, without the prior written consent of Seller, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Ancillary Agreements to one or more of its Affiliates, provided that Buyer shall remain liable for the performance of its obligations hereunder; (b) its rights under this Agreement and the other Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, the Companies, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Ancillary Agreements, in whole or in part, to any subsequent purchaser of Buyer, the Companies, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of the capital stock of the Companies, a sale of assets, a merger, a recapitalization or otherwise).

11.                               General

11.1                        This Agreement and any document referred to in this Agreement constitutes the entire Agreement, and supersedes any previous agreements, between the parties relating to the subject matter of this Agreement.

11.2                        A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.

11.3                        From time to time after Closing, each party shall, at the request of the other party and without further consideration, execute and deliver to the requesting party such other documents, and take such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer title to the Sale Shares.

11.4                       If at any time any provision of this Agreement (or any part of a provision of this Agreement) is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement (including the remainder of a provision, where only part thereof, is or has become illegal, invalid or unenforceable); or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

11.5                        This Agreement may be executed in any number of counterparts each of which when executed and delivered by one or more of the parties to this Agreement is an original, but all the counterparts together constitute the same document provided that this Agreement shall not be effective until each party has executed and delivered at least one counterpart.

11.6                        A waiver by one party of any breach by the other party of any of the terms, provisions or conditions of this Agreement or the acquiescence of one party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

11.7                        Any liability to any party under the provisions of this Agreement may in whole or in part be released, varied, compounded or compromised by such party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability whether joint and several or otherwise.

11.8                        The Seller’s confidentiality obligations shall be governed by Section 16 of the Industrial Development (Enterprise Ireland) Act 1998.

11.9                        The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.                               Interpretation

In this Agreement unless the context requires otherwise:

(a)                                 a reference to a person (including a party to this Agreement) includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(b)                                 a reference to a document is a reference to that document as from time to time supplemented or varied;

(c)                                  any reference in this Agreement to any statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates, re-enacts or replaces same, or which has been amended, extended, consolidated, re-enacted or replaced (whether before or after the date of this Agreement) by same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(d)                                 words importing the singular shall include the plural number and vice versa and words importing a gender shall include each gender;

(e)                                  words and phrases the definitions of which are contained or referred to in the Companies Acts 1963 to 2013 shall be construed as having the meanings thereby attributed to them;

(f)                                   any reference to any clause, sub-clause, paragraph, or Schedule shall be a reference to the clause, sub-clause, paragraph, or Schedule of this Agreement in which the reference occurs unless it is indicated that reference to some other provision is intended;

(g)                                  any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality);

(h)                                 the headings contained in this Agreement are inserted for convenience of reference only and shall not in any way form part of nor affect nor be taken into account in the construction or interpretation of any provisions of this Agreement;

(i)                                     all references in this Agreement to costs, charges and expenses include any value added tax or similar tax charged or chargeable in respect thereof;

(j)                                    references in this Agreement to a “company” shall be construed so as to include any company, corporation or body corporate, whenever and however established or incorporated.

13.                               Law and Jurisdiction

13.1                        This Agreement shall be governed by, and shall be construed in accordance with, the laws of Ireland.

13.2                        The Courts of Ireland have exclusive jurisdiction to hear and decide any suit, actions or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, and for these purposes, each party irrevocably submits to the jurisdiction of the Courts of Ireland.

SCHEDULE

The Seller

Name	Address
Enterprise Ireland	The Plaza East Point Business Park Dublin 3

EXHIBIT A

Form of Paying Agent Agreement

IN WITNESS WHEREOF this Agreement has been entered on the date written above.

PRESENT WHEN THE SEAL OF ENTERPRISE IRELAND WAS AFFIXED HERETO:-
Authorised Officer	Joseph Breslin

Manager Equity Dept.

SIGNED for and on behalf of
THORATEC SWITZERLAND GMBH	By:	/s/ Patrick Schmitz
in the presence of:		Name:	Patrick Schmitz
		Title:	Member of the Management

Witness:	Christine Allinson

Address:	6035 Stoneridge Dr.
Pleasanton, CA 94588

Occupation:	Senior Legal Assistant

	By:	/s/ Andreas Fleischli
		Name:	Andreas Fleischli
		Title:	Member of the Management

Witness:	Nathalie Fleischli

Address:	Weidstrane 25a, 6300, 200 Switzerland

Occupation:	Commercial Assistant

SIGNED for and on behalf of
THORATEC CORPORATION	By:	/s/ David Lehman
(solely for the purposes set forth in clause 7)		Name:	David Lehman
in the presence of:		Title:	Senior Vice President, General Counsel & Secretary

Witness:	Christine Allinson

Address:	6035 Stoneridge Dr.
Pleasanton, CA 94588

Occupation:	Senior Legal Assistant